Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President And Ceo
Stephen R. Saul, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

SAN MATEO, CALIFORNIA, February 1st, 2005 — Glenborough Realty Trust Incorporated (NYSE: GLB, GLB PrA) reported the following results for the fourth quarter and the year ended December 31, 2004:

Summary of Results

•	Issued 7.9 million shares of common stock in two secondary offerings and used the proceeds to redeem 6.2 million shares of preferred stock.

•	Reduced leverage from 62% to 52% as defined by debt plus preferred stock to total market capitalization thereby improving fixed charge coverage and AFFO per share.

•	Decreased floating rate debt from 35% of debt outstanding to 19% at year end.

•	Sold 5 properties for total consideration of $52 million and recognized gains on sale of $14.4 million and acquired three properties for $51 million.

•	Maintained 87% occupancy in a year in which 22% of its portfolio leases rolled and produced a 9% increase in rents upon renewal for the year.

Andrew Batinovich, President and CEO commented, “Through our two successful secondary common stock offerings, we have significantly reduced leverage and improved our key financial ratios. We continue to improve our property portfolio and upgrading our locations within Glenborough’s core

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markets. I am pleased to note that this trend continues in the first few weeks of 2005 with the $76.7 million sale of Rockwall I and II in which we will recognize a gain on sale of approximately $17 million and the redeployment of this capital into the acquisition of Metro Place II in Merrifield, VA.”

“Our goals for 2005 are to continue to focus on improving our portfolio quality, providing outstanding asset management and preserving a conservative balance sheet. We believe that the leasing momentum which we experienced in 2004 should carry over into 2005 and we do expect gains in occupancy.”

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS For the fourth quarter, the Company had a net loss available to common stockholders of $2.2 million, or $(0.07) per diluted common share, as compared with net income available to common stockholders of $0.4 million or $0.02 per diluted common share for the fourth quarter of 2003. For the full year 2004, net income available to common stockholders was $4.8 million or $0.15 per diluted common share as compared with $10.4 million or $0.38 per diluted common share for the same period in 2003.

FUNDS FROM OPERATIONS For the fourth quarter, Funds from Operations (FFO) was $12.1 million or $0.34 per diluted common share. Included in the fourth quarter of 2004 was a charge for the non-cash write off of option costs on an abandoned development project of $3.75 million, or $0.10 per diluted common share. In comparison, in the fourth quarter of 2003, FFO was $14.4 million or $0.47 per diluted common share. Included in the fourth quarter of 2003 was an impairment charge of $1.8 million, or $0.06 per diluted common share, for the impairment of non real estate assets and a non-cash charge for the write off of unamortized loan fees of $0.3 million, or $0.01 per diluted common share.

For the full year, FFO was $53.8 million or $1.56 per diluted common share, as compared with $54.9 million or $1.78 per diluted common share last year. Year to date 2004 FFO included non-cash charges for the write off of unamortized loan fees ($2.0 million) and the write off of option costs ($3.8 million) as discussed above, as well as charges associated with the second quarter redemption of preferred stock ($8.0 million). These charges totaled approximately $13.8 million or $0.40 per diluted common share. Year to date 2003 FFO included asset impairment and loan prepayment costs of $14.4 million or $0.47 per diluted common share.

ADJUSTED FUNDS FROM OPERATIONS (AFFO) was $11 million or $0.30 per diluted common share for the fourth quarter. In comparison, the fourth quarter 2003 AFFO was $11.9 million or $0.39 per diluted common share. For the full year 2004, AFFO was $39.4 million or $1.14 per diluted

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common share as compared to $43.3 million or $1.41 per diluted common share in 2003. Excluding one-time charges of $8.0 million associated with the second quarter redemption of preferred stock, AFFO for 2004 was $1.38 per diluted common share as compared with $1.58 per diluted common share in 2003. One time charges in 2003 included $5.9 million for losses on the early extinguishment of debt.

BALANCE SHEET AND OPERATING RATIOS

At quarter-end, Glenborough had $719.4 million of debt with a 42% ratio of debt to total market capitalization. Glenborough’s key operating ratios remain strong, with 2.9 times interest coverage and 2.2 times fixed charge coverage. Floating rate debt as a percentage of all debt decreased to 19% from 35% at the end of 2003.

COMMON STOCK OFFERINGS AND PREFERRED SHARE REPURCHASES

During 2004, the Company issued 7.9 million shares of common stock at an average net price of $20.70 per share resulting in total proceeds to the company of $163.7 million. The net proceeds of our March 2004 and December 2004 common stock offerings were used to redeem 6.2 million shares of the Company’s Series A preferred stock representing approximately 63% of the outstanding preferred shares at 12/31/03. These transactions decreased the company’s ratio of debt plus preferred stock from 62% at the beginning of the year to 52% at year end 2004. In addition, the company expects its fixed charge ratio to increase due to the reduction in preferred dividend payable.

ACQUISITIONS AND DISPOSITIONS

For the full year 2004, the company sold 5 properties for a total consideration of approximately $52 million and recognized gains on sale of $14.4 million. The Company also acquired three properties for total consideration of $51 million. One of the Company’s key strategic goals is to improve the quality, location, size and future growth potential of its assets through active portfolio management. The acquisitions and dispositions in 2004 and early 2005 demonstrate that the Company continues to deliver on this strategy.

On December 28th, the Company increased its presence at University Business Center in Tampa with the purchase of a single-story, 48,403 square foot office building. The property was completed in 2002

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and is 100% leased to four tenants. With this acquisition, University Business Center increases to 145,334 square feet. The entire project is 100% leased. The purchase price of the property was approximately $6.4 million. Glenborough also announced the fourth quarter disposition of Canton Business Center, an 80,000 square foot office building in Canton, MA, for a sale price of $7.5 million. The Company recognized a gain on sale of approximately $1.2 million in this transaction.

Subsequent to year end, the Company completed the sale of Rockwall I & II, a 343,000 square foot office complex located in Rockville, MD, for a total price of $76.7 million. The gain on sale is expected to be approximately $17 million. Using the proceeds of this sale in a 1031 tax deferred transaction, the Company is under contract to purchase Metro Place II, a 235,000 square foot office complex located in Merrifield, VA. The acquisition is scheduled to close on February 1, 2005. Metro Place II is 100% leased primarily to defense oriented tenants. The acquisition property is not subject to any lease expirations until 2009.

PORTFOLIO PERFORMANCE

Overall portfolio occupancy ended the year at 87.2%. Same store net operating income in the office portfolio declined by 6.7% as compared with the fourth quarter of 2003 and 1.2% for full year 2004. Rent increases upon lease renewal were 9% for the year. The Company’s largest markets are Washington, D.C. (20% of 2004 net operating income), Southern California (18%), Boston (14%), Northern New Jersey (13%), and Northern California (7%). Additional details on the portfolio can be found in the Company’s Supplemental Report which is available at www.glenborough.com.

DIVIDENDS

On December 15th, the Board of Directors declared a dividend of $0.35 per share of common stock for the fourth quarter of 2004. This dividend was paid on January 14, 2005 to stockholders of record on January 1, 2005. Additionally, the Board of Directors declared a dividend of $0.484375 per share on the Company’s 7.75% Series A Convertible Preferred Stock. This dividend was paid on January 14, 2005 to stockholders of record on December 23, 2004 and represented an annualized dividend of $1.9375 per share of Preferred Stock.

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FFO GUIDANCE

Last quarter, the Company issued FFO guidance for the full year 2005 in the range of $1.88 to $1.92 per diluted common share. The Company is issuing FFO guidance for the first quarter of 2005 in the range of $0.44 to $0.45 per diluted common share. Full year 2005 and first quarter 2005 FFO guidance excludes charges of $0.19 per diluted common share relating to the partial redemption of the Company’s Series A preferred stock as well as $2.4 million or $0.06 per diluted common share relating to the loss on extinguishment of debt in the Rockwall I and II sale. The Company’s guidance also does not include $17 million or $0.44 per diluted common share in gains on sale relating to the disposition of the Rockwall property. The Company’s projections do not include write-off of unamortized loan fees; dilution or accretion from asset sales or acquisitions; asset impairment charges; prepayment penalties; changes in generally accepted accounting principles or changes in the definition of FFO.

CONFERENCE CALL

Glenborough will host a conference call to discuss these matters on Tuesday, February 1st, 2005 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Interested parties can listen to the call by calling 1-800-946-0785, preferably 5-10 minutes before the scheduled time. In addition, a replay of the call will be available until Friday, February 4, 2005 at 5:00 p.m. Pacific Time at 1-888-203-1112. The confirmation number for the call and the replay is 457199.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 62 properties encompassing approximately 11 million square feet as of December 31, 2004.

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SUMMARY FINANCIAL DATA

(unaudited; in thousands, except per share data)

	QUARTER ENDED		YEAR TO DATE
	DEC 31 04	DEC 31 03	DEC 31 04	DEC 31 03
Net income	$1,150	$5,262	$27,575	$29,654
Net income (loss) available to Common Stockholders	(2,168)	439	4,825	10,417
Net income plus depreciation and amortization	16,967	21,479	90,223	88,279
Funds from operations (FFO)	12,127	14,402	53,781	54,964
Adjusted funds from operations (AFFO)	10,955	11,892	39,423	43,287

Per diluted common share
Net income (loss) available to Common Stockholders	$(0.07)	$0.02	$0.15	$0.38
Net income plus depreciation and amortization	0.52	0.78	2.89	3.20
Funds from operations (FFO)	0.34	0.47	1.56	1.78
Adjusted funds from operations (AFFO)	0.30	0.39	1.14	1.41

Dividends declared per common share outstanding	$0.35	$0.35	$1.40	$1.56

Payout ratios
Dividend payout ratio (FFO)	102.9%	74.5%	89.7%	87.6%
Dividend payout ratio (AFFO)	116.7%	89.7%	122.8%	110.6%

Excluding One-Time Charges
Funds from operations (FFO)	$0.44	$0.54	$1.96	$2.25
Adjusted funds from operations (AFFO)	0.30	0.39	1.38	1.58
Dividend payout ratio (FFO)	79.5%	64.8%	71.4%	69.3%
Dividend payout ratio (AFFO)	116.7%	89.7%	101.4%	98.7%

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Consolidated Statements of Operations

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31 ’04	Dec 31 ’03	Dec 31 ’04	Dec 31 ’03
Operating Revenue
Rental revenue	$43,760	$43,160	$179,260	$162,854
Fees and reimbursements, including from related parties	1,429	1,057	4,047	3,616

Total operating revenue	45,189	44,217	183,307	166,470

Operating Expenses
Property operating expenses	16,090	14,890	63,679	55,714
General and administrative	2,376	2,767	11,582	12,370
Depreciation and amortization	15,118	14,790	58,952	50,145
Provision for impairment of real estate assets	3,752	—	3,752	2,852

Total operating expenses	37,336	32,447	137,965	121,081

Interest and other income	561	807	2,598	3,566
Equity in earnings of unconsolidated operating joint ventures	210	126	805	604
Interest expense	(8,729)	(8,355)	(33,742)	(29,988)
Loss on early extinguishment of debt	—	(294)	(2,035)	(294)
Provision for impairment of non-real estate assets	—	(1,841)	—	(5,746)

Income (loss) before minority interest, discontinued operations and cumulative effect of change in accounting principle	(105)	2,213	12,968	13,531
Minority interest	219	(47)	(465)	(1,101)

Income before discontinued operations and cumulative effect of change in accounting principle	114	2,166	12,503	12,430

Discontinued operations:
Net operating income	1,340	3,585	9,006	25,601
Depreciation and amortization	(699)	(1,427)	(3,696)	(8,480)
Interest expense	(761)	(1,111)	(3,713)	(8,514)
Loss on early extinguishment of debt	—	—	(40)	(5,587)
Gain (loss) on sales of real estate assets	1,156	2,049	14,427	14,204

Discontinued operations	1,036	3,096	15,984	17,224

Income before cumulative effect of change in accounting principle	1,150	5,262	28,487	29,654
Cumulative effect of change in accounting principle	—	—	(912)	—

Net Income	1,150	5,262	27,575	29,654
Preferred dividends	(3,318)	(4,823)	(14,777)	(19,491)
Dividends paid on redeemed preferred stock	—	—	(2,073)	—
(Premium)/discount and writeoff of original issuance costs on redemption	—	—	(5,900)	254

Net income (loss) available to Common Stockholders	$(2,168)	$439	$4,825	$10,417

Net income (loss) available to Common Stockholders per diluted common share	$(0.07)	$0.02	$0.15	$0.38

Diluted weighted average shares outstanding	32,745,311	27,596,266	31,167,080	27,608,267

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Reconciliation of Net Income to FFO and AFFO

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31 ’04	Dec 31 ’03	Dec 31 ’04	Dec 31 ’03
Net Income	$1,150	$5,262	$27,575	$29,654
Cumulative effect of change in accounting principle	—	—	912	—
Real estate depreciation and amortization, net of minority interest	14,197	14,313	55,926	51,629
Preferred dividends	(3,318)	(4,823)	(14,777)	(19,491)
Dividends paid on redeemed preferred stock	—	—	(2,073)	—
(Premium)/discount and writeoff of original issuance costs on redemption	—	—	(5,900)	254
(Gain) loss on sale from discontinued operations, net of minority interest	(1,073)	(1,849)	(13,164)	(12,816)
Adjustment to reflect FFO of unconsolidated operating joint ventures	178	104	714	430
Adjustment to reflect FFO of minority interest	993	1,395	4,568	5,304

Funds from operations available to Common Stockholders and OP Unitholders	$12,127	$14,402	$53,781	$54,964

Amortization of deferred financing fees	652	759	3,023	3,102
Non-real estate depreciation	325	356	1,355	1,404
Adjustment for SFAS No. 13 rents	(522)	(1,512)	(5,543)	(5,774)
Adjustment for SFAS No. 141	(254)	(252)	(1,023)	(1,095)
Non-cash loss on early extinguishment of debt	—	294	2,044	471
Provision for impairment of real estate assets	3,752	—	3,752	2,852
Provision for impairment of non-real estate assets	—	1,841	—	5,746
Capital reserve	(5,125)	(3,996)	(17,966)	(18,383)

Adjusted funds from operations available to Common Stockholders and OP Unitholders	$10,955	$11,892	$39,423	$43,287

FFO per diluted common share	$0.34	$0.47	$1.56	$1.78
AFFO per diluted common share	$0.30	$0.39	$1.14	$1.41
Diluted weighted average common shares and OP units outstanding for calculation of FFO and AFFO	36,199,338	30,884,896	34,447,840	30,807,542

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Consolidated Balance Sheets

(unaudited, in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Rental properties, gross	$1,367,310	$1,339,287
Accumulated depreciation and amortization	(220,229)	(183,199)

Rental properties, net	1,147,081	1,156,088

Property held for sale (net of accumulated depreciation and amortization of $8,864 and $6,182 as of December 31, 2004 and 2003, respectively)	57,327	60,136
Investments in land and development	147,435	67,493
Investments in unconsolidated operating joint ventures	12,014	12,211
Mortgage loans receivable	12,872	40,323
Leasing and financing costs (net of accumulated amortization of $17,856 and $14,198 as of December 31, 2004 and 2003, respectively)	24,403	25,606
Cash and cash equivalents	6,003	18,992
Other assets	25,966	24,390

TOTAL ASSETS	$1,433,101	$1,405,239

LIABILITIES
Mortgage loans	$654,748	$605,447
Unsecured bank line of credit	21,320	89,941
Obligations associated with property held for sale	43,300	43,816
Other liabilities	31,282	37,221

Total liabilities	750,650	776,425

MINORITY INTEREST	39,124	36,969

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 188,000,000 shares authorized, 36,033,126 and 27,847,477 shares issued and outstanding at December 31, 2004 and 2003, respectively	36	28
Preferred stock, $0.001 par value, 12,000,000 shares authorized, $25.00 liquidation preference, 6,850,325 and 9,956,300 shares issued and outstanding at December 31, 2004 and 2003, respectively	7	10
Additional paid-in capital	870,622	779,627
Deferred compensation	(4,056)	(2,977)
Distributions in excess of accumulated earnings	(223,282)	(184,843)

Total stockholders’ equity	643,327	591,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,433,101	$1,405,239

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FORWARD LOOKING STATEMENTS: Certain statements in this press release are forward-looking statements within the meaning of federal securities laws, including (i) the quotes attributable to Mr. Batinovich in which he states that Glenborough (a) continues to improve its property portfolio, (b) will recognize a gain on sale of its Rockwall I and II property, (c) will redeploy sale proceeds into a new acquisition, (d) leasing momentum started in 2004 will carry into 2005, and (e) expects gains in occupancy in 2005; (ii) the gain on sale of Rockwall I and II is expected to be approximately $17 million; (iii) the acquisition of Metro Place II is scheduled to close on February 1, 2005; (iv) statement that 2005 FFO will be in the range of $1.88 to $1.92 per diluted common share; and (v) FFO guidance for the first quarter of 2005 in the range of $0.44 to $0.45 per diluted common share. Although Glenborough believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Glenborough’s actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from Glenborough’s expectations include:

•	The inability to locate and acquire suitable property at reasonable prices;

•	The occurrence of events that trigger lease-related and/or construction obligations that affect credits due from Glenborough to the purchaser of Rockwall I and II under the purchase/sale contract;

•	The failure of the economy to continue its expansion;

•	The failure of the economy to generate continued job growth;

•	The failure of the office market to recover with a growing economy;

•	Adverse changes in the general economy and/or in real estate conditions (including rental rates, competition from other properties and demand for new developments), or the failure of such conditions to improve, particularly in the Company’s core markets;

•	Glenborough’s ability to lease, on a timely basis, unoccupied space and to re-lease occupied space upon lease expiration;

•	Changes in market rates for office space leases;

•	Lower than expected retention of existing tenants;

•	The unanticipated failure to close the acquisition of Metro Place II at the contract price;

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•	The failure of existing tenants to pay their contractually obligated rent or proportionate share of operating expense increases as a result of, among other factors, adverse changes in their financial condition;

•	Unanticipated increases in operating expenses, in particular utilities and real property taxes;

•	Glenborough’s ability to generate revenues at expected levels from sources other than real estate operations;

•	Financing risks such as increases in debt service requirements associated with variable-rate debt and Glenborough’s ability to consummate planned financings and refinancings on the terms and within the time frames anticipated; and

•	Other risks detailed from time to time in Glenborough’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Glenborough assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Funds from Operations, or FFO, as defined by National Association of Real Estate Investment Trusts, represents net income (loss) (including income and loss from discontinued operations) excluding minority interest and extraordinary items, adjusted for real estate related depreciation and amortization and gains from the disposal of properties. We believe that FFO is a widely used measure of the operating performance of equity REITs which provides a relevant basis for comparison among other REITs. Funds from operations is not meant to represent a comprehensive system of financial reporting and does not present, nor does Glenborough intend it to present, a complete picture of its financial condition and operating performance. Glenborough believes that net earnings computed under GAAP remains the primary measure of performance and that funds from operations is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, Glenborough believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and its operating performance.

Adjusted Funds from Operations, or AFFO, represents net income (loss) (including income and loss from discontinued operations) excluding minority interest and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs, gains or losses on extinguishment of debt, and gains from the disposal of properties or asset

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impairments, less capital reserve (lease commissions and recurring and/or non-income producing capital expenditures, consisting of tenant improvements and certain capital expenditures), and less FASB 13 and FASB 141 rents. We believe that AFFO is a measure of the operating performance of equity REITs. Adjusted funds from operations is not meant to represent a comprehensive system of financial reporting and does not present, nor does Glenborough intend it to present, a complete picture of its financial condition and operating performance. Glenborough believes that net earnings computed under GAAP remains the primary measure of performance and that funds from operations is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, Glenborough believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and its operating performance. Further, AFFO as disclosed by other REITs may not be comparable to our calculation of AFFO.

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400 South El Camino Real ■ San Mateo, California 94402-1708

www.glenborough.com